Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

N-2

RoboStrategy, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock	(1)	Other	14,100,000	$	$583,599,000.00	0.0001381	$80,595.02

Total Offering Amounts:							$583,599,000.00		80,595.02
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$80,595.02

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Offering Note(s)

(1)	The Registrant is relying upon Rule 457(c) under the Securities Act of 1933 ("Securities Act") to calculate the registration fee. The maximum aggregate offering price is estimated solely for purposes of determining the registration fee based on the average of the high and low sales prices of the shares of Common Shares, as reported by Nasdaq on May 11, 2026, in accordance with Rule 457(c) under the Securities Act. The proposed maximum offering price per security will be determined from time to time by the Registrant in connection with the sale by the Registrant of the securities registered under this Registration Statement.